Confidential portions of this exhibit have been omitted because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

207 Queen’s Quay West, Unit 590 Toronto, ON M5J 1A7, Canada Tel. 877 542 9253 • www.li-cycle.com

March 26, 2024 (Revised April 24, 2024)
BY HAND

PERSONAL & CONFIDENTIAL

WITHOUT PREJUDICE

Ms. Debbie Simpson
[XXX]

Dear Debbie,

This letter confirms our recent discussions regarding the mutual separation of your employment with Li-Cycle Corp. (“Li-Cycle” or the “Company”) as a result of the corporate organizational review, which is effective as of May 31, 2024 (the “Separation Date”).
As discussed, effective immediately as of today’s date, you will be removed from and will no longer occupy the office of Chief Financial Officer. Instead, between the date of this letter and the Separation Date (the “Working Notice Period”), you will be employed by Li-Cycle in the position of Advisor and will transition the work associated with your previous position as Chief Financial Officer and support of the incoming Interim Chief Financial Officer. During the Working Notice Period, all other existing terms and conditions of employment, including with respect to compensation and benefits, will continue without amendment unless expressly set out otherwise in this letter. You will be expected to attend at work in the normal course. You will receive all wages and vacation pay accrued and unpaid, less applicable statutory deductions, up to and including the Separation Date, on the first available regularly scheduled payroll run after May 31, 2024.
You will be reimbursed for all outstanding expenses you have properly incurred up to and including the Separation Date. In this regard, please submit any receipts, invoices, or statements to the attention of Christine Barwell, CHRO, at [XXX] by no later than June 7, 2024. You will continue to be eligible for tax preparation reimbursement in accordance with Article 3.10 of your employment agreement with Li-Cycle dated December 6, 2021 (the “Employment Agreement”).
Your Record of Employment (“ROE”) will be sent directly to Service Canada in due course. Thereafter, you may access your ROE through the Service Canada website.
SEVERANCE ENTITLEMENTS
The Working Notice Period is provided in satisfaction of Li-Cycle’s statutory notice of termination obligations under the Employment Standards Act, 2000 (Ontario) (the “ESA”), including with respect to the continuance of benefits coverages. Nonetheless, Li-Cycle has elected not to offset its further contractual severance obligations with the Working Notice Period and as such, in addition to the Working Notice Period and subject to your compliance with all conditions noted below, you will be provided with the following in accordance with and in full satisfaction of any further statutory entitlements under the and the terms and conditions of your Employment Agreement (and in particular, Article 5 therein which contractually establishes and governs your entitlements upon termination):

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US-LEGAL-12752947/1 176283-0007

1.Accrued Entitlements: In accordance with section 5.5(a) of the Employment Agreement, you will be provided with your Basic Entitlements (as defined in the Employment Agreement).
2.Salary Continuance: In accordance with section 5.5(b) of the Employment Agreement, for a period of twelve (12) months from the Separation Date to May 31, 2025 (the “Severance Period”), Li-Cycle will provide you with salary continuance payments on a bi-weekly basis in the amount of $42,307.69 USD, less applicable deductions, per pay cycle, which is equivalent to your current base salary plus $21,153.85 USD (which reflects the STIP Target in respect of the current fiscal year, divided by twenty-six). This Severance Period is not subject to mitigation.
3.RRSP Eligibility. In accordance with the terms and conditions of such RRSP plan(s) in effect and as amended from time to time and section 5.5(c) of your Employment Agreement, your participation in Li-Cycle’s RRSP plan(s) shall continue until the conclusion of the statutory notice period on the Separation Date, after which time all such participation shall automatically cease.
4.Benefits Continuance. In accordance with section 5.5(d) of your Employment Agreement, you will continue to participate in the Executive Plans (which are comprised of Ancillary Coverages, Perquisites, and Primary Coverages, as such terms are defined in your Employment Agreement) until the conclusion of the statutory notice period on the Separation Date after which time the Ancillary Coverages and Perquisites will automatically cease. Thereafter, subject to all applicable plan terms and conditions, in place and as amended from time to time, as well as the approval of the respective insurers, you will continue to be entitled to participate in the Primary Coverages until the earlier of the end of the Severance Period or the date on which you become entitled to participate in similar benefit plans with another employer, at which point all Primary Coverages will automatically cease. As a condition of this offer, you agree to immediately advise Li-Cycle of your participation in benefits plans through an alternate employer. Life insurance coverage may, at your option, be converted from group to individual coverage within 30 days of the Separation Date. Health and Dental coverage may, at your option, be converted from group to individual coverage within 90 days of the cessation of coverage. For further details, please contact Justin Orsini at [XXX] or via email at [XXX].
5.Short Term Incentive Plan (STIP). After much analysis and deliberation, the Board of Directors, at its sole discretion, has determined that STIP payments will not be awarded in respect of the performance period November 2022 to December 2023 inclusive. In accordance with section 5.5(e) of your Employment Agreement, other than the amount in lieu of STIP to be included in the salary continuance payments described above in paragraph 2, you shall have no further or other entitlement to STIP or any form of compensation or damages in lieu of the same.
6.LTIP/Executive Share Ownership. In accordance with section 5.5 (f) of your Employment Agreement, your eligibility under the long-term incentive plan (“LTIP”) in connection with and following The cessation of your employment, and any executive share ownership requirements in place and as amended from time to time, shall be governed by terms and conditions of the applicable LTIP/equity agreement(s) and plan document(s) in place and as amended from time to time, and any discretionary decisions made by the Board of Directors in due course. Please access your “Shareworks by Morgan Stanley” account for further information in this regard.
7.Outplacement. In accordance with section 5.5(g) of your Employment Agreement, Li-Cycle will provide you with access to outplacement counselling with The Talent Company at Li-Cycle’s expense during the Severance

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Period, noting that such services shall end on the earlier of the last day of the Severance Period or the date you secure full-time employment. It is a condition of this offer that you advise Li-Cycle of your commencement of such employment. If you would like to engage this service, please contact Christine Barwell, CHRO, at [XXX].
8.Release and Indemnity. In accordance with section 5.11 of your Employment Agreement, as a condition of receiving the amounts and benefits set out at paragraphs 2-7 above, you agree and acknowledge that you will sign and deliver either by hand or via email to the attention of Christine Barwell, CHRO ([XXX]), (i) the Acknowledgement below by no later than 5:00 pm EST on April 30, 2024 and (ii) the Release & Indemnity, attached at Schedule “A” hereto by no earlier than 5:00 pm EST on May 31, 2024 and no later than 5:00 pm EST on June 1, 2024. If you do not accept this offer by returning signed copies of the Acknowledgement and the Release & Indemnity by the corresponding deadlines, this offer will automatically be revoked and, pursuant to the terms of your Employment Agreement, you will receive only the minimum amounts and benefits to which you are entitled in relation to the termination of your employment pursuant to the Employment Standards Act, 2000 (Ontario).
9.Litigation Cooperation. As a condition of this offer, you agree that you will cooperate with, and make yourself readily available to, Li-Cycle, its affiliated and related businesses, and/or their respective advisers, as Li-Cycle may reasonably request, to assist in any matter regarding any of the Releasees (as such term is defined in the attached Release), including providing information, in the form of documentation and/or witness statement(s) and/or testimony, for any litigation, potential litigation, internal investigation, or administrative, regulatory, judicial or quasi-judicial proceeding involving Li-Cycle (and/or its related or affiliated entities) about which you have experience or information. Li-Cycle will reimburse you for your time spent on litigation matters at the request of the Company or its counsel at the rate of $2,115 USD per day ($1,058 USD per half day) and for any reasonable expenses incurred by you as a consequence of complying with this paragraph 9, provided that such time and expenses are approved in advance by Li-Cycle. For clarity, this litigation cooperation provision does not preclude, and should not be interpreted as precluding, any lawful, good faith report under applicable whistleblower legislation by you or otherwise complying with disclosure or similar obligations required by law.
10.Indemnification. Subject to and in accordance with the terms and conditions of the same, you will continue to be covered by and subject to the Director and Officer Indemnification Agreement as between you and Li-Cycle Holdings Corp. dated December 13, 2021, which is not amended by this separation offer.
11.Mutual Non-Disparagement. You will not comment, whether directly or indirectly, in any forum (including, without limitation, through social media channels) and/or through any means whatsoever (including, without limitation, in writing or verbally), in any adverse, disparaging, or defamatory fashion on the Releasees (as such term is defined in the attached Release) or any of them, including, without limitation, on their respective business affairs, practices, and operations, or your relationship with any of them. For clarity, this non-disparagement provision does not preclude, and should not be interpreted as precluding, any lawful, good faith report under applicable whistleblower legislation by you or otherwise complying with disclosure or similar obligations required by law. Li-Cycle agrees that (i) it will not make any corporate statements that are disparaging of you.

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12.Deductions and Withholdings. All payments and arrangements set out in this letter are subject to all applicable statutory deductions and withholdings. We suggest that you consult with your financial advisor to determine if you are entitled to transfer some or all of these payments to a registered retirement savings plan.
13.Legal Expenses. Subject to and conditional upon your agreement to and full execution of this letter and the attached Release, Li-Cycle agrees to pay your legal expenses personally incurred in respect of the termination of your employment and the resolution of the terms of the termination of your employment, up to an aggregate maximum of $5,000 + HST, to be paid directly to your legal counsel, Paliare Roland Rosenberg Rothstein LLP, in trust, upon receipt of a lawful written direction from you and an invoice from the law firm.
Regardless of whether you accept the offer set out herein or not, you must:
(a)return all Li-Cycle property in your possession or under your control, stored in any form whatsoever, together with any copies, by contacting Kevin Hall at [XXX] or via email at [XXX] by no later than 5:00pm on the Separation Date in accordance with section 5.13 of your Employment Agreement;
(b)comply, at all times up to and following the Separation Date, with all of your ongoing fiduciary, common law, as applicable, and contractual post-employment obligations, including pursuant to your Employment Agreement (including the clawback provisions at section 3.6 therein, the non-competition and non-solicitation covenants at Article 6 therein, and the confidentiality and intellectual property-related covenants set out in the Confidentiality and Intellectual Property Rights Agreement attached to the Employment Agreement at Exhibit “A”) and the attached Release. Your obligations in this regard continue following the cessation of your employment and regardless of whether you accept the offer described in this letter;
(c)take all steps required under section 5.12 of your Employment Agreement or otherwise to evidence the resignation of all directorships and offices with Li-Cycle or any subsidiaries or affiliates of the Company; and
(d)maintain confidentiality with respect to the terms and conditions of this offer and not disclose the same to any person or entity other than your spouse, your legal counsel or financial advisor, or as required by law. Any party to whom you make permitted disclosure must also maintain confidentiality with respect to the terms and conditions of this letter.
If you have any questions or require clarification of any of the matters in this letter, please contact me at [XXX] or via email at [XXX] at your convenience. We wish to thank you for your service with and contributions to Li-Cycle and wish you the best in your future endeavours.
Yours truly,

/s/ Christine Barwell

Christine Barwell
Chief Human Resources Officer

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______________________________________________________________________

ACKNOWLEDGEMENT
I have carefully read, fully understand and hereby voluntarily accept the separation package offered to me above after being provided with a reasonable and sufficient opportunity to ask questions and to seek independent legal advice in relation to this offer.

Date:	26-04-24

Witness:	/s/ Colin Martin Simpson	/s/ Debbie Simpson
Debbie Simpson - Sign and Print D K Simpson

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SCHEDULE "A"
RELEASE AND INDEMNITY
WHEREAS:
(a)the employment of Debbie Simpson (“Employee”) with Li-Cycle Corp. (“Employer”) ceased as a result of a mutual separation effective on May 31, 2024; and
(b)Employee has agreed to accept the terms of settlement outlined in the revised mutual separation letter from Employer dated April 24, 2024, to which this Release and Indemnity is attached (the “Terms of Settlement”) in full settlement of all Claims (as defined below) which Employee may have relating to their employment with Employer or the cessation of such employment;
NOW THEREFORE THIS RELEASE AND INDEMNITY WITNESSES that, in consideration of the Terms of Settlement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee agrees as follows:
1.Release and Indemnity
Employee hereby:
(a)releases and forever discharges:
(i)Employer, its current and former directors, officers, trustees, shareholders, employees, contractors and agents;
(ii)all corporations and entities associated or affiliated with Employer and their respective current and former directors, officers, trustees, shareholders, employees, contractors and agents; and
(iii)the respective heirs, executors, administrators, other legal representatives, successors and assigns of the aforesaid corporations, individuals and other entities
(individually, a “Releasee” and, collectively, the “Releasees”) from any and all actions, causes of action, claims, proceedings, actions, complaints and demands whatsoever, whether known or unknown, that have arisen or that may arise at any time in the future (individually, a “Claim” and, collectively, the “Claims”) and, without limiting the generality of the foregoing, all Claims arising from the employment of Employee with Employer or the cessation of such employment, including all Claims, contractual, statutory or otherwise, under any benefit plan in which Employee participated (including but not limited to any short or long-term disability benefits plan(s)) or may have been entitled to participate during their employment, and all Claims for salary, wages, commissions, incentive compensation, bonuses, pension, stock options, shares or

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other securities, benefits, overtime pay, vacation pay, holiday pay, any other form of remuneration, benefit or perquisite, termination pay, severance pay, compensation in lieu of notice, damages for wrongful dismissal, any other forms of damage and reinstatement in employment, and including any express or implied right under any contract of employment, the common law, the Employment Standards Act, 2000 (Ontario), the Labour Relations Act, 1995 (Ontario), the Occupational Health and Safety Act (Ontario) or any other statute or regulation, apart from any action or proceeding by the Employee to enforce the terms of the Terms of Settlement;
(b)agrees that they are aware of their rights under the Human Rights Code (Ontario), confirms that they are not and do not intend to assert such rights or advance a Claim under the Human Rights Code (Ontario) relating to their employment with Employer or the termination of such employment, and hereby releases and forever discharges the Releasees from any such Claims;
(c)agrees, for the benefit of the Releasees, not to make any Claim or take any proceeding with respect to any matter released and discharged herein that may result in any Claim arising against any Releasee for contribution or indemnity or other relief;
(d)agrees to indemnify and save harmless the Releasees from and against all Claims asserted against and all losses, damages, fines, penalties, deficiencies, losses, liabilities (whether accrued, actual, contingent, latent or otherwise), costs, fees and expenses (including but not limited to interest, court costs and reasonable fees and expenses of lawyers, accountants and other experts and professionals) (collectively, the “Losses”) incurred by any of the Releasees directly or indirectly arising out of or resulting from any of the Claims described in Sections 1(a) and (b) or any breach of the covenant contained in Section 1(c);
(e)agrees to indemnify and save harmless the Releasees from and against any and all Claims under the Income Tax Act (Canada), the Income Tax Act (Ontario), the Canada Pension Plan Act, the Employment Insurance Act (Canada), including any regulations made thereunder, and any other statute or regulations, for or in respect of any failure on the part of the Releasees to withhold income tax, Canada Pension Plan premiums, employment insurance premiums or benefit overpayments or any other tax, premium, payment or levy from all or any part of the said consideration and any Losses arising from any such Claims;
(f)agrees to comply with all post-employment and other obligations set forth in the Employee’s employment agreement with the Employer dated September 6, 2022 (the “Employment Agreement”) and in the mutual separation letter dated March 26, 2024 (Revised April 24, 2024);
(g)acknowledges and confirms that they have received a copy of the Employer’s Executive Compensation Clawback Policy (as may be amended, restated, supplemented or otherwise modified from time to time, the “Clawback Policy”), and that the Clawback Policy as well as section 3.6 of the Employment Agreement will apply both during and after the Employee’s employment with the Employer. Further, the Employee agrees to abide by the terms of the Clawback Policy, including by returning any Excess Awarded Compensation (as defined in the Clawback Policy) to the Employer to the extent required by, and in a manner permitted by, the

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Clawback Policy and/or by executing a written wage deduction authorization in a form provided by the Employer in connection with Excess Awarded Compensation. In the event of any inconsistency between the Clawback Policy and the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid to or by the Employee, the terms of the Clawback Policy shall govern to the full extent permitted by applicable laws;
(h)agrees to keep the terms of this Release and Indemnity and the Terms of Settlement and the discussions leading up to them completely confidential, and not to disclose the terms of this Release and Indemnity, the Terms of Settlement and the discussions leading up to them except to immediate family members properly cautioned, legal and financial advisors, or to the extent that disclosure is required by law;
(i)agrees that they will not comment, whether directly or indirectly, in any forum (including, without limitation, through social media channels) and/or through any means whatsoever (including, without limitation, in writing or verbally), in any adverse, disparaging, or defamatory fashion on the Releasees (as such term is defined in the attached Release) or any of them, including, without limitation, on their respective business affairs, practices, and operations, or their relationship with any of them. For clarity, this non-disparagement provision does not preclude, and should not be interpreted as precluding, any lawful, good faith report under applicable whistleblower legislation by the Employee or otherwise prevent the Employee from complying with disclosure or similar obligations required by law;
(j)acknowledges and agrees that the Releasees other than Employer are intended to be third party beneficiaries of this Release and Indemnity and, as such, each of such Releasees are entitled to enjoy the benefits of this Release and Indemnity and have the right to independently enforce the terms of this Release and Indemnity directly against Employee; and
(k)to the extent necessary to entitle the Releasees to enjoy the benefits of this Release and Indemnity, appoints Employer as the trustee for such Releasees of the provisions of this Release and Indemnity that are for their benefit.
2.Independent Legal Advice
Employee declares that they had a reasonable and sufficient opportunity to seek independent legal advice with respect to the Terms of Settlement as well as this Release and Indemnity and fully understands them.

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Employee hereby voluntarily accepts the Terms of Settlement for the purpose of making full and final compromise, adjustment and settlement of all Claims referred to above.
3.Confidentiality
Employee will not disclose the terms and conditions of the mutual separation letter dated March 26, 2024 and revised April 24, 2024, or the discussions between the parties with respect to the same, except to his/her spouse, to the extent that disclosure is required by law or to the extent necessary to permit the Employee to obtain legal and/or financial advice in connection with the Terms of Settlement and this Release and Indemnity. All persons to whom the Employee makes such permitted disclosure must agree to be bound to the same extent the Employee is bound by this non-disclosure provision.
4.No Admission of Liability
Employee understands and agrees that neither the Terms of Settlement nor anything contained herein, nor the payment of the said consideration will be construed as an admission of liability by the Releasees.
5.Governing Law
This Release and Indemnity is governed by and will be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.
6.Benefit
This Release and Indemnity will enure to the benefit of and be binding upon Employee and the Releasees and their respective heirs, executors, administrators, other legal representatives, successors, and assigns.
7.Entire Agreement
This Release and Indemnity along with the Terms of Settlement constitute the entire agreement between Employee and Employer with respect to the subject matter hereof. The Terms of Settlement are contractual and not a mere recital.
IN WITNESS WHEREOF Employee has executed this Release and Indemnity at Toronto, on 26-04, 2024.

SIGNED AND DELIVERED	)
in the presence of:	)
)
/s/ Colin Martin Simpson	)	/s/ Debbie Simpson
Witness	)	Debbie Simpson - Sign and Print

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     D K Simpson

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